EXHIBIT 99.1

Dear xxxxxx,

Let me put your mind at ease.

Linda’s reference to “expansion” of the Phase III GBM trial relates to an increase in the number of trial sites, not the number of patients in the trial.  A key reason that we are continuing to add more trial sites, even in the late stages of the trial, is that this can only help shorten the time to completion of patient recruitment and the trial.  In addition, continuing to add more sites during the trial means that more sites will be prepared in advance for commercialization.

Thanks for checking to clarify this important point, and thanks for your continuing support and inquiries,

Sincerely,

Les Goldman

From: xxxxxxxxxxxxxxxxxxxxxxxxxxxxxxxx
Sent: Monday, February 09, 2015 5:19 PM
To: Les Goldman
Subject: Another Expansion / Extension of Phase III?

Dear Mr. Goldman,

As a private NWBO individual investor over the last two years, I am wondering what today's presentation mean in terms of Phase III and its Estimated Primary Completion Date.

It seems that other companies are hurrying up to finish immunotherapy trials as early as possible. While I appreciate good science and the first extension of this Phase III, another extension seems to put NWBO on the back foot with regards to other therapies (IC, etc.). NWBO may be missing its window of opportunity, in which case I need to revise my investment strategy with regards to NWBO.

Would you shed some light on the announced extension?

Best regards,

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